Exhibit 8.1

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA  19103-7098

Telephone  215.564.8000

Fax  215.564.8120

www.stradley.com

June 17, 2010

Board of Directors
New Century Bank
99 Bridge Street
Phoenixville, PA 19460

Re:
Form of Plan of Merger and Reorganization (the "Plan"), by and among New Century Bank (the "Bank"), a banking institution organized under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), New Century Interim Bank (the "Surviving Bank"), an interim bank in organization under the Banking Code, and Customers 1st Bancorp, Inc. (the "Holding Company"), a Pennsylvania business corporation organized under the Pennsylvania Business Corporation Law of 1988, as amended.

Ladies and Gentlemen:

You have requested our opinion as to the U.S. federal income tax consequences of the formation of a holding company (the “Reorganization”), which consists of (i) the merger of Bank with and into Surviving Bank, a wholly owned subsidiary of Holding Company, pursuant to the provisions of the Banking Code, (ii) the conversion of each three issued and outstanding shares of voting common stock of the Bank (“Bank voting common stock”) into one share of voting common stock of the Holding Company, par value $1.00 per share (“Holding Company voting common stock”) and each three issued and outstanding shares of Class B Non-Voting Common Stock of the Bank (together with the Bank voting common stock, the “Bank Shares”), if then authorized and issued, into one share of Non-Voting Common Stock of the Holding Company, par value $1.00 per share (together with the Holding Company voting common stock, the “Holding Company Shares”), without any action on the part of the holder thereof, (iii) the payment of cash to holders of Bank Shares who would otherwise be entitled to a fractional share interest of Holding Company Shares, all upon the terms and conditions set forth in the Plan, and (iv) the conversion of each then outstanding warrant or option to acquire three shares of Bank voting common stock into a warrant or option, respectively, to acquire one share of Holding Company voting common stock on the same terms and conditions, without any action on the part of the holder thereof.  This letter does not address the state and local tax consequences of the transactions contemplated by the Plan.  The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Plan.

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Directors
New Century Bank
June 17, 2010
Page 2 of 7 Pages

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Plan will be consummated in all material respects in accordance with the Plan and the applicable laws of the Commonwealth of Pennsylvania.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan and such other documents, including, without limitation, the proxy statement/prospectus provided to shareholders of Bank in connection with an annual meeting of shareholders of Bank, as we have deemed necessary or appropriate in order to enable us to render the opinions below.  In our examination, we have assumed the Plan, when executed, will be the same in all material respects as the Plan provided to us in connection with issuance of this opinion, and we have further assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all other documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  We have also assumed that Surviving Bank is formed and, when formed, will be as described in the proxy statement/prospectus and will join with Bank and Holding Company in providing to us, or bringing forward, as the case may be, certain written representations in the form set forth in the following paragraphs upon which we can rely as true and correct in all material respects through the effective time of the Reorganization.

In rendering the opinion set forth below, we have relied, with the consent of Bank, upon the following written representations of Bank, Surviving Bank and Holding Company concerning the Reorganization (which representations we have neither investigated nor verified):

1. The Reorganization will be consummated in compliance with the material terms and conditions of the Plan and none of the material terms and conditions therein have been waived or modified and the parties have no plan or intention to waive or modify any such material terms and conditions.

2. The fair market value of the Holding Company Shares received by each Bank shareholder will be approximately equal to the fair market value of the Bank Shares surrendered in the exchange.

3. There is no plan or intention for Holding Company or a person related to Holding Company (as defined in  Treas. Reg. § 1.368-1(e)) to acquire, or reacquire, any Holding Company Shares issued to the Bank shareholders in the Reorganization.

4. Surviving Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Reorganization. For purposes of this representation, amounts paid by Bank to dissenters, amounts paid by Bank to shareholders who receive cash in lieu of fractional shares or other property, Bank assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the Reorganization.

Board of Directors
New Century Bank
June 17, 2010
Page 3 of 7 Pages

5. Prior to the Reorganization, Holding Company will be in control of Surviving Bank within the meaning of  Code Section 368(c). Surviving Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person can acquire stock in Surviving Bank that, if exercised or converted, will affect Holding Company's retention of control (within the meaning of Code Section 368(c)) of Surviving Bank.

6. Prior to the Reorganization, Surviving Bank will not hold any property or have any tax attributes (including those specified in Code Section 381(c)), and immediately following the Reorganization, Surviving Bank will possess solely assets and liabilities that were possessed by Bank immediately prior to the Reorganization, provided however, that at the time of or before the Reorganization, Surviving Bank may hold a nominal amount of assets to facilitate its organization.

7. Prior to the Reorganization, Holding Company will not hold any property other than shares of Surviving Bank or have any tax attributes (including those specified in Code Section 381(c)) other than the tax attributes associated with holding shares of Surviving Bank, and immediately following the Reorganization, Holding Company will possess solely shares of Surviving Bank, provided however, that at the time of or before the Reorganization, Holding Company may hold a nominal amount of assets to facilitate its organization.

8. Following the Reorganization, Surviving Bank will not issue additional shares of its stock that would result in Holding Company losing control of Surviving Bank within the meaning of Code Section 368(c).

9. Holding Company has no plan or intention to liquidate Surviving Bank; to merge Surviving Bank with and into another corporation; to sell or otherwise dispose of the stock of Surviving Bank; or to cause Surviving Bank to sell or otherwise dispose of any of the assets of Bank acquired in the Reorganization, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C) or Treas. Reg. § 1.368-2(k).

10. The liabilities of Bank assumed (within the meaning of  Code Section 357(d)) by Surviving Bank and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

11. Following the Reorganization, Surviving Bank will continue the historic business of Bank or use a significant portion of Bank's historic business assets in a business.

12. Holding Company, Surviving Bank, Bank, and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the Reorganization.

Board of Directors
New Century Bank
June 17, 2010
Page 4 of 7 Pages

13. There is no intercorporate indebtedness existing between Holding Company and Bank or between Surviving Bank and Bank that was issued, acquired, or will be settled at a discount.

14. None of Holding Company, Bank, or Surviving Bank, each a party to the Reorganization, is an investment company as defined in  Code Section 368(a)(2)(F)(iii) and (iv).

15. Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

16. The fair market value of the assets of Bank transferred to Surviving Bank will equal or exceed the sum of the liabilities assumed (within the meaning of  Code Section 357(d)) by Surviving Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

17. No shares of stock of Surviving Bank will be issued in the Reorganization. All of the Bank Shares will be exchanged for Holding Company Shares, cash in lieu of fractional share interests and cash for dissenters.

18. On the date of the Reorganization, the fair market value of the assets of Bank will exceed the amount of its liabilities immediately prior to the Reorganization.

19. On the date of the Reorganization, the fair market value of the assets of Holding Company will exceed the amount of its liabilities immediately after the Reorganization.

20. The sale of fractional shares and the receipt by Bank shareholders of cash in lieu thereof, as described above, will be done solely for the purpose of avoiding the expense and inconvenience of issuing fractional share interests and will not represent consideration that was separately bargained for. The cash received by Bank shareholders in lieu of fractional shares will not exceed one percent of the total consideration received in the Reorganization. The fractional share interests of each Bank shareholder will be aggregated and no Bank shareholder will receive cash in an amount greater than the value of one Holding Company Share. On the date of the Reorganization, the book value of one share of Common Stock or Class B Non-Voting Common Stock of the Bank as of the final day of the quarter ended immediately prior to the closing of the Reorganization, for purposes of calculating the amount of cash to be paid in lieu of fractional interests, will be approximately equal to the fair market value of such a share.

21. The Reorganization will be undertaken for valid business purposes. Specifically, the Reorganization will enable the Holding Company to operate with the full privileges granted to a corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956. The benefits to this formation include, but are not limited to: the ability to acquire other financial service organizations that would complement its business model; pursue growth opportunities in segments of its business which may be accomplished through the formation of subsidiaries; and have access to credit facilities available to holding companies which would be beneficial to its liquidity or capital needs.

Board of Directors
New Century Bank
June 17, 2010
Page 5 of 7 Pages

22. None of the Holding Company Shares or warrants or options to acquire Holding Company Shares received by any stockholder-employee of Bank and/or Surviving Bank pursuant to the Reorganization are or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Bank and/or Surviving Bank pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

We have assumed that the foregoing representations of Bank, Surviving Bank and Holding Company are true and correct as of the date hereof and continue to remain true and correct in all material respects through the effective time of the Reorganization.

OPINION

Based upon the foregoing assumptions and representations, and subject to the limitations and qualifications set forth herein, we are of the opinion as of the date hereof as follows:

(1)  The Reorganization will qualify as a reorganization within the meaning of Code Section 368(a), and Holding Company, Surviving Bank, and Bank will each be “a party to a reorganization” within the meaning of Code Section 368(b).

(2)  No gain or loss will be recognized by Bank upon the transfer of its assets to Surviving Bank in exchange for Holding Company Shares, cash for fractional share interests, cash for dissenters and the assumption of the liabilities of Bank by Surviving Bank, pursuant to Code Sections 361(a) and 357(a).

(3)  No gain or loss will be recognized by either Holding Company or Surviving Bank on the receipt by Surviving Bank of the assets of Bank in exchange for Holding Company Shares issued directly to the Bank’s shareholders, cash for fractional share interests, cash for dissenters, and the assumption by Surviving Bank of the liabilities of Bank, pursuant to Code Section 1032 and Treas. Reg. § 1.1032-2.

(4)  The tax basis of each asset of Bank received by Surviving Bank in the Reorganization will be the same as the tax basis of that asset in the hands of Bank immediately before its transfer pursuant to Code Section 362(b).

(5)  The holding period of each asset of Bank received by Surviving Bank in the Reorganization will include the period during which such asset was held by Bank pursuant to Code Section 1223(2).

Board of Directors
New Century Bank
June 17, 2010
Page 6 of 7 Pages

(6)  No gain or loss will be recognized by Bank on its distribution of Holding Company Shares to the shareholders of Bank in pursuance of the Plan, pursuant to Code Section 361(c)(1).

(7)  No gain or loss will be recognized by any shareholder of Bank upon the exchange of Bank Shares solely for Holding Company Shares (including any fractional share interests to which the shareholder may be entitled), pursuant to Code Section 354; however, if a cash payment is received by a shareholder of Bank in lieu of a fractional share interest in the Holding Company Shares, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed, subject to the provisions and limitations of Section 302 of the Code.

(8)  The aggregate tax basis of Holding Company Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of Bank will equal such shareholder's aggregate tax basis in the Bank Shares surrendered in exchange therefor, pursuant to Code Section 358(a)(1).

(9)  The holding period of the Holding Company Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of Bank in the Reorganization will include the period during which such shareholder held the Bank Shares surrendered in exchange therefor, provided that the shareholder holds the Bank Shares as a capital asset at the time of the Reorganization, pursuant to Code Section 1223(1).

(10)  The tax basis of the Surviving Bank Shares in the hands of Holding Company will be determined under Treas. Reg. § 1.358-6(c)(1).

(11)  If a shareholder of Bank dissents to the proposed Reorganization and receives solely cash in exchange for Bank Shares, such cash will be treated as received by such shareholder as a distribution in redemption of his Bank Shares, subject to the provisions and limitations of  Section 302 of the Code.

(12)  Surviving Bank will succeed to and take into account the items of Bank described in  Code Section 381(c), subject to the conditions and limitations specified in  Code Sections 381,  382,  383, and  384 and the regulations thereunder, pursuant to Code Section 381(a) and Treas. Reg. § 1.381(a)-1.

Board of Directors
New Century Bank
June 17, 2010
Page 7 of 7 Pages

No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part.  While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts.  Any change to the applicable law, either prospectively or retroactively, or relevant facts, could affect our opinion. We undertake no responsibility to advise you of any developments after completion of the Reorganization in the application or interpretation of the income tax laws of the United States.

Our opinion addresses only the specific United States federal income tax consequences of the Reorganization set forth above and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Reorganization or any other transaction (including any transaction undertaken in connection with the Reorganization).  We express no opinion regarding the tax consequences of the Reorganization to shareholders (as that term is used in the Plan) of Bank and Holding Company that are subject to special tax rules. Our opinion is limited to the Reorganization, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Plan and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 filed by Bank with the Securities and Exchange Commission in connection with the Reorganization and to the reference to us under the headings “Questions and Answers About the Reorganization ─What are the expected federal income tax consequences of the reorganization?,” “Material Tax Considerations ─Certain Federal Income Tax Consequences” and “Legal Matters” in the proxy statement/prospectus filed as part of the Registration Statement on Form S-1.

Very truly yours, STRADLEY RONON STEVENS & YOUNG, LLP /s/ Stradley Ronon Stevens & Young, LLP